Exhibit 107

CALCULATION OF FILING FEE TABLES

Form F-1

(Form Type)

Polestar Automotive Holding UK PLC

(Exact Name of Registrant as Specified in its Charter)

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(7)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Primary Offering
Class A Shares issuable upon conversion of the Class C Shares(2)	24,999,965	$13.72	(3)	$342,999,519.80	$31,797
Secondary Offering
Class A Shares(4)	2,203,977,609	$10.00	(5)	$22,039,776,090.00	$2,043,088
Class C-2 Shares(6)	9,000,000	—		—	—

Total					$2,074,885

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional securities that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Consists of up 24,999,965 Class A Shares issuable upon conversion of the Class C Shares.
(3)

Represents the sum of (a) $2.22, the average of the high and low prices for the Class C-1 ADSs as reported on the The Nasdaq Stock Market (the “Nasdaq”) on July 8, 2022, and (b) $11.50, the conversion price of the Class C Shares, resulting in a combined maximum offering price per Class C Share of $13.72. The maximum number of Class C Shares and Class A Shares issuable upon conversion of Class C Shares are being simultaneously registered hereunder. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the Class C Shares has been allocated to the underlying Class A Shares and those Class A Shares are included in the registration fee.

(4)

Represents the resale of up to (i) 294,877,349 Class A Shares issued to Parent at closing of the Business Combination, (ii) 24,078,638 Earn Out Class A Shares which are issuable, as further described in this registration statement/prospectus, to certain Selling Securityholders upon the achievement of certain price thresholds for the Class A ADSs previously registered pursuant to the Form F-4 related to the Business Combination, (iii) 1,642,233,575 Class A Shares issuable upon conversion of Class B Shares, (iv) 134,098,971 Class A Shares issuable upon conversion of Earn Out Class B Shares which are issuable, as further described in this registration statement/prospectus, to certain Selling Securityholders upon the achievement of certain price thresholds for the Class A ADSs previously registered pursuant to the Form F-4 related to the Business Combination, (v) 18,459,165 Class A Shares issued to the GGI Sponsor in connection with the Business Combination in exchange for the 18,459,165 shares of GGI Class F Common Stock that the GGI Sponsor retained after forfeiture of a certain amount of shares of GGI Class F Common Stock in connection with the Business Combination, (vi) 26,540,835 Class A Shares issued to GGI Sponsor, the PIPE Investors and Snita; (vii) 58,882,610 Class A Shares issued to Snita upon conversion of the Volvo Cars Preference Subscription Shares at the time of the Business Combination, (viii) 4,306,466 Class A Shares that were issued to Parent Convertible Note Holders upon conversion of the Parent Convertible Notes at the time of the Business Combination, and (ix) 500,000 Class A Shares issuable to a service provider in exchange for the performance of marketing consulting services.

(5)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act, based on the average of the high and low prices of the registrant’s Class A ADSs on July 8, 2022, as reported on Nasdaq, which was $10.00 per Class A ADS.

(6)

Represents the resale of up to 9,000,000 Class C-2 Shares. In accordance with Rule 457(g), the entire registration fee for the resale of the Class C-2 Shares is allocated to the Class A Shares underlying the Class C-2 Shares, and no separate fee is payable for the Class C-2 Shares.

(7)

The American depositary securities issuable upon deposit of the securities registered hereby and that may be evidenced by American depositary receipts will be registered pursuant to separate registration statements on Form F-6.